Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

dated as of

February 3, 2009

between

WARNER CHILCOTT COMPANY INC.,

and

NEXMED INC.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

Section 7.14.	WAIVER OF JURY TRIAL	18

Section 7.15.	Specific Performance	18

Section 7.16	Fulfillment of Obligations	18

EXHIBITS
Exhibit A	Form of License Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Patent Assignment Agreement
Exhibit D	Form of Trademark Assignment Agreement
Exhibit E	Form of Trademark Co-Existence Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of February 3, 2009 is made by and between Warner Chilcott Company, Inc., a Puerto Rico corporation (“Buyer”), and NexMed Inc., a Nevada corporation (“Seller”).

WITNESSETH:

WHEREAS, Seller controls certain proprietary patent, know-how and technology rights related to a pharmaceutical formulation containing alprostadil for the topical treatment of erectile dysfunction;

WHEREAS, Seller and Buyer are party to that certain License Agreement dated November 1, 2007 (the “Existing License Agreement”), whereby Buyer obtained a license from Seller to develop and commercialize the Product (as hereinafter defined);

WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Seller, and Seller desires to sell the Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, in connection with such purchase and sale, Buyer and Seller desire to enter into the License Agreement (the “License Agreement”) attached hereto as Exhibit A, and to terminate the Existing License Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
Definitions

Section 1.01.   Definitions.  The following initially capitalized terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” means ownership, directly or indirectly through one or more Affiliates, of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or otherwise has the ability to direct the affairs or operations of such Person.

“Ancillary Agreements” means, collectively, the License Agreement, the Bill of Sale, the Patent Assignment Agreement, the Trademark Assignment Agreement and the Co-Existence Agreement.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assumed Liabilities” means (a) with respect to the Product, all claims and complaints (including all damages, losses, expenses, adverse reactions, recalls, product and packaging complaints and other liabilities) for the Product in the Territory that are filed, claimed, or otherwise arise out of the development, use, manufacture, purchase and/or sale by Buyer, its Affiliates, sublicensees and/or distributors, and the consumption or use, of the Product in the Territory after the Closing, and (b) all obligations and liabilities that are filed, claimed or otherwise arise or are incurred on or after the Closing to the extent such claims arise from or relate to Buyer’s, its Affiliates’ or licensees’ ownership or exploitation of the Purchased Assets, including obligations in connection with the Transferred NDAs; provided, however, any matter that would be subject to indemnification by Seller pursuant to Section 6.03 (disregarding any limitations on indemnification set forth in ARTICLE 6) shall not be considered an Assumed Liability.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates other than the Purchased Assets, including all Patents (other than the Transferred Patents), trademarks (other than the Transferred Trademarks), Intellectual Property Rights (other than the Transferred Intellectual Property) and proprietary rights, new drug applications and their equivalents (other than the Transferred NDAs), plants, property, equipment, contracts and all other assets of Seller and its Affiliates.

“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as applicable.

“Intellectual Property Rights” means (i) Patents, (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) computer software, (v) trade secrets and, whether or not confidential, business information and know-how (including manufacturing and production processes and techniques and research and development information), (vi) databases and data collections, (vii) any other similar type of proprietary intellectual property right and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Knowledge” means with respect to a Person that is not an individual, the knowledge of such Person’s officers after reasonable inquiry.

“Licensed Intellectual Property” means the Licensed Patents and the Licensed Know-How.

“Licensed Know-How” shall have the meaning ascribed to such term in the License Agreement, and licensed by Seller to Buyer pursuant to the License Agreement.

“Licensed Patents” shall have the meaning ascribed to such term in the License Agreement, and licensed by Seller to Buyer pursuant to the License Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time), or supplement thereto, filed with the FDA, seeking regulatory approval to market and sell a pharmaceutical product.

“Patents” means patents or patent applications (including any patents issuing therefrom), as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, registrations or patents of addition in connection with any of the foregoing.

“Permitted Liens” means (i) Liens disclosed on Schedule 1.01(a) of the Seller Disclosure Schedule, (ii) Liens which do not detract from the value of any Purchased Asset, or interfere with any present or intended use of any Purchased Asset, (iii) Liens for any and all taxes not yet due and payable or that may hereafter be paid without material penalty or for those taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and (iv) restrictions on transfer imposed by Applicable Laws.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Product” means a pharmaceutical composition for use in the topical treatment of male erectile dysfunction that contains alprostadil.

“Product Intellectual Property” means the Transferred Intellectual Property and the Licensed Intellectual Property.

“Technology” means, whether or not patentable, any and all proprietary ideas, inventions, discoveries, trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical materials, assays, techniques, marketing plans, strategies, customer lists, biologic materials, results, designs, specifications, methods, formulations, ideas, technical information (including structural and functional information), process information, pre-clinical information, clinical information, any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials or other information.

“Territory” means the United States of America, including its possessions and territories.

“Transferred Intellectual Property” means (i) the Transferred Patents, (ii) the Transferred Trademarks and (ii) the Transferred Technology.

“Transferred Technology” means the Technology owned by Seller or its Affiliates in the Territory that is exclusively or primarily related to the Product.

“Transferred NDAs” means the NDAs owned by Seller relating to the Product and set forth on Schedule 1.01(b) hereto.

“Transferred Patents” means the Patents set forth on Schedule 3.09(a)(i) hereto.

“Transferred Trademarks” means the VITAROS trademark, together with all goodwill associated therewith, including the registrations and applications for such trademark set forth on Schedule 3.09(a)(i) hereto.  Notwithstanding the foregoing, “Transferred Trademarks” shall not include any of Seller’s or its Affiliates’ rights in the VITAROS trademark outside of the Territory.

Additional Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Bill of Sale	Section 2.07
Buyer	Preamble
Buyer Indemnitees	Section 6.03
Closing	Section 2.07
Co-Existence Agreement	Section 2.07
Existing License Agreement	Recitals
FDA Act	Section 3.07(b)
Indemnifying Party	Section 6.04
Initial Payment	Section 2.05

License Agreement	Recitals
Manufacturing Agreement	Section 5.03
Manufacturing Purchase Price	Section 2.05
Manufacturing Improvements	Section 5.03
Mixed Books and Records	Section 2.01(d)
Patent Assignment Agreement	Section 2.07
Proposed Allocation Schedule	Section 2.06
Purchased Assets	Section 2.01
Purchase Price	Section 2.05
Seller	Preamble
Seller Indemnitees	Section 6.01
Third Party Claim	Section 6.04
Trademark Assignment Agreement	Section 2.01
Transferred Books and Records	Section 2.01(d)
Transferred Manufacturing Equipment	Section 2.01(c)
USPTO	Section 3.09(e)

Section 1.02.   Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Purchase and Sale

Section 2.01.   Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, and cause its Affiliates to, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and its Affiliates right, title and interest in, to and under the following assets (the “Purchased Assets”):

(a)           the Transferred NDAs;

(b)           the Transferred Intellectual Property;

(c)           the manufacturing equipment set forth on Schedule (c) (the “Transferred Manufacturing Equipment”); and

(d)           all books, records, data (including clinical and pre-clinical data), studies, reports, correspondence, information, documentation, files and papers, whether in hard copy or computer format, exclusively or primarily relating to the Product in the Territory, the Transferred NDAs or the Transferred Intellectual Property, (collectively the “Transferred Books and Records”); provided, however, to the extent the Transferred Books and Records also contain information relating to any of Seller’s other products, or contain information that is not related to the Product (the “Mixed Books and Records”), Seller shall provide to Buyer copies of the Mixed Books and Records and may redact any such information contained in the Mixed Books and Records to the extent such information is not related to the Product and Seller shall retain ownership of such Mixed Books and Records.

Section 2.02.   Excluded Assets.  Buyer shall not acquire any assets or rights of any kind or nature, real or personal, tangible or intangible, other than the Purchased Assets, subject in each case to the conditions and rights set forth herein, and Seller and its Affiliates shall retain all other assets, including the Excluded Assets.

Section 2.03.   Assumed Liabilities.  Buyer shall assume, satisfy, perform, pay and discharge the Assumed Liabilities in accordance with their respective terms and subject to the respective conditions thereof, when and as due.

Section 2.04.   Rights Retained by Seller.  The assignment of the Purchased Assets contained in Section 2.01 shall be subject to the non-exclusive right of Seller (on behalf of itself and its Affiliates and licensees and assignees of Seller and its Affiliates) to use and reference (i) the Purchased Assets (other than the Transferred Manufacturing Equipment), and to use and reference any data, know-how or Intellectual Property Rights contained in the Purchased Assets, in each case, to the extent related to the research, development, manufacture, marketing, distribution, import, export or sale of products (including the Product) outside of the Territory and (ii) any clinical or pre-clinical data contained in the Transferred NDAs to the extent related to the research, development, manufacture, marketing, distribution, import, export or sale of products (other than the Product) inside the Territory.

Section 2.05.   Purchase Price.  The purchase price for the Purchased Assets other than the Transferred Manufacturing Equipment and the grant of the license by Seller to Buyer pursuant to the License Agreement (the “Purchase Price”) is $5,000,000 in cash.  The Purchase Price shall be paid as follows: $2,500,000 (the “Initial Payment”) shall be paid at Closing as provided in Section 2.07 and $2,500,000 shall be paid within three (3) business days after Buyer receives notice of NDA approval from the FDA for the marketing, use and sale of the Product in the Territory.  The Purchase Price for the Transferred Manufacturing Equipment (the “Manufacturing Purchase Price”) is $350,000 in cash and shall be paid as set forth on Schedule 2.01(c).  Seller shall pay the Purchase Price and the Manufacturing Purchase Price by wire transfer of immediately available United States dollars into an account designated by Seller. All payments made or to be made by Buyer to Seller in respect to the Purchase Price and Manufacturing Purchase Price shall be non-refundable and independent of any obligations that Seller or its Affiliates may have to Buyer under the Ancillary Agreements, and Buyer shall have no right of set-off with respect thereto.

Section 2.06.   Allocation of Consideration.  During the thirty (30) day period following the Closing, Seller and Buyer shall cooperate, in good faith, to reach agreement as to an allocation of the Purchase Price between and among the Purchased Assets  and the Licensed Intellectual Property in accordance with the following procedure:  (i) Seller shall prepare and provide to Buyer a schedule indicating a proposed allocation of the Purchase Price between and among the Assets (the “Proposed Allocation Schedule”) and (ii) within 20 days after the receipt of the Proposed Allocation Schedule, Buyer shall propose to Seller any changes to the Proposed Allocation Schedule or shall be deemed to have indicated its concurrence therewith.  Buyer and Seller shall endeavor in good faith to resolve any differences with respect to the Proposed Allocation Schedule within 20 days after Seller’s receipt of notice of objection from Buyer.  If Seller objects to the Proposed Allocation Schedule within the period provided in this Section 2.06 and Buyer and Seller are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters shall be finally and conclusively determined by an independent accounting firm of recognized national standing selected by Buyer and Seller, which firm shall not be the regular auditing firm of Buyer or Seller.

Section 2.07.   Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Warner Chilcott (US), Inc., 100 Enterprise Drive, Rockaway, New Jersey, immediately after the execution of this Agreement or at such other time or place as Buyer and Seller may agree. At the Closing:

(a)           Buyer shall deliver to Seller the Initial Payment and any portion of the Manufacturing Purchase Price to be paid on the Closing in accordance with Schedule 2.01(c).

(b)           Seller shall deliver to Buyer (i) the tangible embodiments of the Transferred Technology, (ii) the Licensed Know-How and (iii) the Transferred Books and Records.

(c)           Seller and Buyer shall enter into the License Agreement;

(d)           Seller and Buyer shall enter into a Bill of Sale and Assignment substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);

(e)           Seller and Buyer shall enter into a Patent Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Patent Assignment Agreement”);

(f)            Seller and Buyer shall enter into a Trademark Assignment Agreement substantially in the form attached hereto as Exhibit D (the “Trademark Assignment Agreement”); and

(g)           Seller and Buyer shall enter into a Trademark Co-Existence Agreement substantially in the form attached hereto as Exhibit E (the “Co-Existence Agreement).

ARTICLE 3
Representations and Warranties of Seller

Seller represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedule:

Section 3.01.   Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be material.

Section 3.02.   Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement and each of the Ancillary Agreements constitutes a valid and binding agreement of Seller.

Section 3.03.   Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority.

Section 3.04.   Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) violate any Applicable Law, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Purchased Assets or Licensed Intellectual Property to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets or Licensed Intellectual Property is or may be bound or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any Purchased Asset or Licensed Intellectual Property.

Section 3.05.   Consents.  Schedule 3.05 sets forth each agreement, contract or other instrument binding upon Seller or any permit requiring consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements.

Section 3.06.   Litigation.  There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the Knowledge of Seller, threatened against or affecting, any Purchased Asset or Licensed Intellectual Property, or otherwise relating to a Product utilizing the Purchased Assets, before any court or arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a material adverse effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or an of the Ancillary Agreements.

Section 3.07.   Compliance with Laws and Court Orders.

(a)           Seller is not in violation of, has not violated, and to the Knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the Purchased Assets or Licensed Intellectual Property.

(b)           Seller’s Product is being, and at all times has been, developed, tested, manufactured and stored, as applicable, in compliance with the Federal Food, Drug and Cosmetic Act (the “FDA Act”) and all other Applicable Laws in the Territory, including those requirements relating to good manufacturing practice, good laboratory practice, good clinical practice and promotional practices.  To the Knowledge of Seller, the clinical trials (including any post-marketing studies) conducted by Seller were, and if still pending, are, being conducted in all material respects in accordance with all clinical protocols, informed consents and applicable requirements of the FDA.

(c)           Seller is not subject to any investigation that is pending or, to the Knowledge of Seller that has been threatened, by the FDA or any other Governmental Authority in the Territory in connection with Seller’s Product, and Seller is not aware of any basis for such an investigation.

(d)           Seller has not used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations, and Seller has not engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations.

(e)           Seller has at all times complied with all Applicable Laws in the Territory relating to security and privacy standards regarding protected health information.

Section 3.08.   Sufficiency of and Title to the Purchased Assets.

(a)           The Purchased Assets, together with the Licensed Intellectual Property, comprise all of the property and assets that are used or held for use in the Territory in connection with the Product which Seller or any of its Affiliates own, control or otherwise have a right to use.

(b)           Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.09.   Intellectual Property.

(a)           Schedule 3.09(a) (i) contains a true and complete list of all Patents and trademarks included in the Transferred Intellectual Property.  Schedule 3.09(a)(ii) contains a true and complete list of all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $5,000 or less) to which Seller is a party or otherwise bound and pursuant to which Seller (A) grants the right to use, or a covenant not to be sued under, any Transferred Intellectual Property or (B) obtains the right to use, or a covenant not to be sued under, any Product Intellectual Property.

(b)           Seller or one of its Affiliates is the sole and exclusive owner of the Transferred Intellectual Property and the Licensed Intellectual Property and holds all right, title and interest in and to the Transferred Intellectual Property and the Licensed Intellectual Property free and clear of all Liens, other than Permitted Liens.  There exist no restrictions on the disclosure, use, license or transfer of the Transferred Intellectual Property.  Seller or one of its Affiliates has the right to grant the licenses contemplated in the License Agreement with respect to the Licensed Intellectual Property.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not alter, encumber, impair or extinguish any Product Intellectual Property.

(c)           To the Knowledge of Seller, the manufacture, sale, offer for sale or importation of the Product utilizing the Purchased Assets, and the processes used in the manufacture, sale, offering for sale or importation of such Product, do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person.  None of the Transferred Intellectual Property has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Transferred Intellectual Property is valid and enforceable.

(d)           To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Transferred Intellectual Property.  Seller or one of its Affiliates has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Transferred Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof and no such Transferred Intellectual Property has been disclosed other than to Buyer and to employees, representatives and agents of the Seller and its Affiliates all of whom are bound by written confidentiality agreements.

(e)           Each of the Transferred Patents has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office (the “USPTO”).  Except as set forth on Schedule 3.09(e), there are no actions that must be taken within 90 days of the Closing, including the payment of any registration or maintenance fees or the filing of any responses to office actions by the USPTO or other authorities in the Territory, with respect to the Transferred Intellectual Property, where failure to take such timely actions would impair or extinguish any such Transferred Intellectual Property.  All maintenance and renewal fees necessary to preserve the material rights of Seller in connection with the Transferred Intellectual Property have been paid.

(f)           To the extent that any Transferred Intellectual Property has been developed or created by a third party (including any current or former contractor or employee) for Seller or its Affiliates, Seller or such Affiliate has been assigned and owns exclusive ownership of such Transferred Intellectual Property and documentation evidencing the true and complete chain of title with respect to any registrations and applications for registration included in the Transferred Intellectual Property has been properly recorded with the USPTO.

(g)           To the Knowledge of Seller, Seller has not provided to Buyer any written information concerning any Purchased Asset or Licensed Intellectual Property which is materially inaccurate or misleading and has not failed to provide to Buyer any written information in its possession or under its control which is materially inconsistent with the written information provided to Buyer by Seller as of the date hereof.

Section 3.10.   Finders’ Fees.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.11.  Buyer’s Acknowledgement.  BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE PURCHASED ASSETS OR AS TO ANY OTHER MATTER.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 4.01.   Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Puerto Rico and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.   Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03.   Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 4.04.   Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) violate any material Applicable Law.

Section 4.05.   Financing.  Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06.   Litigation.  There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07.   Finders’ Fees.  There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 5.01.   Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 5.02.   Publicity.  Neither party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other party; provided, however, that either party may make such a disclosure (i) to the extent required by Applicable Law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such party has its securities listed or traded, or (ii) to any actual or prospective sublicensees, investors, lenders, other financing sources, acquirors, or companies being acquired by such party who are obligated to keep such information confidential.  The party desiring to make any such public announcement or disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other party with a written copy thereof.  Each party shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authority, including requests for confidential treatment of proprietary information of either party included in such disclosure.

Section 5.03.   Buyer Option for Product Manufacture by Seller.  Within (3) three years after the Closing, in the event Buyer notifies Seller that it desires Seller to manufacture the Product on behalf of Buyer and Seller has the capacity to manufacture the Product, Buyer and Seller shall promptly negotiate in good faith to enter into a manufacturing and supply agreement (the “Manufacturing Agreement”) on customary terms pursuant to which Seller shall supply the Product to Buyer; provided that it is understood that in the event the parties agree to enter into the Manufacturing Agreement, Buyer shall retain responsibility for the manufacture and supply of Product until such time as Seller is able to qualify and validate a facility for the manufacture of Product for the Territory.  The Manufacturing Agreement shall provide that Seller shall be exclusively responsible for the manufacture of and supply to Buyer, and Seller shall exclusively purchase from Buyer, all requirements of the Product.  Buyer shall be responsible for the cost of any initial plant and equipment improvements with respect to Seller’s manufacturing facility that are necessary to enable Seller to meet its supply obligations under the Manufacturing Agreement (the “Manufacturing Improvements”), it being understood that the Manufacturing Improvements shall not include personnel and Buyer shall have no obligation with respect to costs associated with personnel.  Buyer shall be responsible for determining the Manufacturing Improvements that are necessary and a process for conducting such improvements.  In the event Seller transfers its manufacturing equipment or capability to an Affiliate or a third party, Seller shall (i) notify Buyer of such transfer and (ii) require such Affiliate or third party, if notified by Buyer, to negotiate in good faith with Buyer to enter into a manufacturing and supply agreement on customary terms pursuant to which such Affiliate or third party shall supply the Product to Buyer.

Section 5.04.   Transfer Of Manufacturing Know-How.  Upon the reasonable request of Buyer, provided that Seller is reasonably able and possesses the necessary resources and personnel, Seller shall provide to Buyer the assistance of Seller’s employees and access to Seller’s other internal resources to provide Buyer with a reasonable level of technical assistance and consultation with respect to the transfer from Seller to Buyer, or any third party manufacturer designated by Buyer, of the manufacture of such formulation.  Buyer shall pay Seller $600 per day per full time equivalent for the provision of such assistance plus reasonable travel and lodging expenses (collectively, “NexMed Employee Costs”).  Promptly following the date hereof, Seller shall provide Buyer with (i) reasonable access to and use of its manufacturing facility and equipment and (ii) the services of its employees or consultants with the relevant expertise for the purposes of instructing Buyer in, and assisting Buyer with, the manufacture of one (1) batch (such batch consisting of approximately 40,000 units) of the Product (the “Initial Batch Manufacture”).  Buyer shall complete the Initial Batch Manufacture within 15 days of the date on which Seller provides Buyer with access to its facility and sufficient quantities of raw materials accomplish the Initial Batch Manufacture (such date, the “Initial Batch Manufacture Completion Date”).  Buyer shall be responsible for all costs (including the NexMed  Employee Costs, the cost of raw materials and any other costs incurred by Seller) associated with the Initial Batch Manufacture.

Section 5.05.   Termination Of Existing License Agreement.  Except as otherwise set forth in this Section 5.05, Buyer and Seller hereby agree that effective upon Closing, the Existing License Agreement shall be terminated in its entirety and shall be of no further force and effect, and neither Buyer nor Seller shall have any continuing liability or obligation thereunder. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Article 6 (Confidentiality) of the Existing License Agreement shall survive termination of the Existing License Agreement.

ARTICLE 6
Indemnification; Limitation Of Liability

Section 6.01.   Survival of Representations and Warranties.  The representations and warranties that are covered by the indemnification agreements in Sections 6.02(a) and 6.03(a) shall (a) survive the Closing and (b) shall expire on the date eighteen (18) months following the Closing, except that (i) the representations and warranties set forth in Sections 3.09(c), 3.09(d) and 3.09(g) shall survive until the third anniversary of the Closing, and (ii) the representations and warranties set forth in Sections 3.01, 3.02, 3.08, 3.09(a), 3.09(b), 3.09(f), 4.01 and 4.02 shall survive indefinitely or until the latest date permitted by Applicable Law.

Section 6.02.   Buyer Indemnity.  Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Seller Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Seller Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments, including product liability matters, to the extent based upon, arising out of, or result from any of the following: (a) a breach by Buyer of any of its representations or warranties in this Agreement or any Ancillary Agreement, (b) any failure by Buyer to perform any of its covenants or agreements hereunder or under any Ancillary Agreement, or (c) any liability or obligation that is an Assumed Liability.

Section 6.03.   Seller Indemnity.  Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “Buyer Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Buyer Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments based upon, arising out of, or result from any of the following: (a) a breach by Seller of any of its representations or warranties in this Agreement or any Ancillary Agreement, or (b) any failure by Seller to perform any of its covenants or agreements hereunder or under any Ancillary Agreement.

Section 6.04.   Indemnification Procedures.  In the event that any Indemnitee is seeking indemnification under this ARTICLE 6 from a party hereto (the “Indemnifying Party”) for any claim made by a Third Party (a “Third Party Claim”), the other party hereto shall notify the Indemnifying Party of such Third Party Claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the Third Party Claim, and the party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Third Party Claim.  The indemnification obligations under this ARTICLE 6 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any Third Party Claim if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any Third Party Claim covered by ARTICLE 6.

Section 6.05.   Calculation of Losses.  Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

Section 6.06.   Limitation of Liability.

(a)           No amount of indemnity shall be payable as a result of any claim arising under Section 6.02(a) and Section 6.03(a) unless and until the Indemnitee has suffered, incurred, sustained or become subject to liability, damage, loss or expense referred to in that clause in excess of $50,000.00 in the aggregate, in which case the Indemnitee may bring a claim for all such losses (and such claim shall not be limited to such losses in excess of $50,000).  The maximum aggregate liability of an Indemnifying Party under Section 6.02(a) and Section 6.03(a) shall not exceed an aggregate amount equal to fifty (50%) of the amount of the Purchase Price paid by Buyer to Seller at the time the claim leading to such liability arose.

(b)           EXCEPT FOR EACH PARTY’S OBLIGATION OF INDEMNITY UNDER THIS ARTICLE 6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR ANY LOST PROFITS OR FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)           THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATION OF LIABILITY.

Section 6.07.   Exclusive Remedy.  Subject to Section 7.15, the indemnification provided to any Person pursuant to this ARTICLE 6 shall be such Person’s sole remedy for any claims for money damages arising hereunder, or otherwise in connection with or arising out of the transactions described herein, including any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document (to the extent such certificate or document relates to matters covered by the representation, warranties or covenants contained herein) required to be delivered in connection herewith.

ARTICLE 7
Miscellaneous

Section 7.01.   Jurisdiction.  The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of New Jersey or any New Jersey State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New Jersey, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 7.02.   Notification.  All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written confirmation by the delivering party), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.  The addresses and other contact information for the parties are as follows:

if to Buyer, to:

Warner Chilcott Company, Inc.
PO Box 1005
Fajardo, Puerto Rico 00738
Attention:  Director, Business Management
Facsimile No.: (787) 863-5355

with a copy to:

Warner Chilcott (US), LLC
100 Enterprise Drive
Rockaway, NJ 07866
Attention: General Counsel
Facsimile No.: (973) 442-3310

if to Seller, to:

NexMed, Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520
Attention: Chief Financial Officer
Facsimile No.: (609) 426-9116

with a copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attention: David G. Glazer
Facsimile No.: (609) 919-6701

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

Section 7.03.   Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

Section 7.04.   Governing Law.  This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New Jersey, excluding its body of law controlling conflicts of law.

Section 7.05.   Entire Agreement.  This Agreement, together with the Ancillary Agreements, is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to the subject matter hereof.

Section 7.06.   Amendments.  No modification to this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the parties.

Section 7.07.   Waiver.  The terms or conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

Section 7.08.   Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Section 7.09.   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 7.10.   Construction.  The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.  Neither party shall challenge the validity or enforceability of the terms, conditions, obligations and covenants hereunder.

Section 7.11.   Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under Applicable Law from time to time in effect, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby provided that a party’s rights under this Agreement are not materially affected.  The parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

Section 7.12.   Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.13.   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

Section 7.14.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15.   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 7.01, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.16.   Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Max Torres
Name: Max Torres
Title: Senior Director

NEXMED INC.

By:	/s/ Vivian Liu
Name: Vivian Liu
Title: President & CEO

SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT

Disclosure ScheduleS to the Asset Purchase Agreement

dated as of

February 3, 2009

between

WARNER CHILCOTT COMPANY INC.,

AND

NEXMED INC.

Schedule 1.01(B)
TRANSFERRED NDA’s

1.           VITAROS® (alprostadil) Cream NDA No. 22-197

Schedule 2.01(c)
TRANSFERRED MANUFACTURING EQUIPMENT

	Selling	NexMed Asset	NexMed Asset
Description	Price	Number	Inventory Tag
AccuDose Dispenser tooling and molds	$40,000	30357 & 30158,59,60	Off site & 290,291,292
Ross PVM-4 mixer with Chiller	$37,000	N/A & 30086	N/A & 1073
Cozzoli, 5 nozzle filler	$26,000	30028 & 30221	621
Schmucker F/F/S 3 lane Poucher	$94,000	30012	226
FD/120 Filling Machine	$114,000	30252	1130
In process cold box (180,000 units)	$4,000	30278 & 20014	1077 & N/A
Finished Product Cold Box	$35,000	20008	N/A

Total	$350,000

At Closing, Buyer shall pay fifty percent (50%) of the Manufacturing Purchase Price to Seller.  Within thirty (30) days of the Initial Batch Manufacture Completion Date, Buyer shall remove the Transferred Manufacturing Equipment from Seller’s premises and within two (2) business days of completion of such removal Buyer shall pay Seller the remaining fifty percent (50%) of the Manufacturing Purchase Price.  All payments hereunder shall be made by wire transfer of immediately available United States dollars into an account designated by Seller.  All costs associated with the removal of the Transferred Manufacturing Equipment shall be paid by Buyer.

Schedule 3.05
CONSENTS

1.
License Agreement, dated as of September 13, 2005, as amended February 13, 2007 by and between Novartis International Pharmaceutical Ltd., NexMed, Inc., and NexMed International Limited.  Under the License Agreement, NexMed requires the consent of Novartis to grant a right of reference and use to the NexMed Studies (as defined in the License Agreement) to third parties.  Consent from Novartis was obtained via a side letter dated January 30, 2009.

2.
Security Agreement and Assignment of Rents of Leases, dated as of June 30, 2008, by and between The Tailwind Fund Ltd., Salomon Strategic Holdings, Inc., NexMed, Inc. and NexMed (U.S.A.) Inc.  Consent from The Tailwind Fund Ltd. and Salomon Strategic Holdings, Inc. was obtained via waiver dated January 27, 2009.

Schedule 3.08
SUFFICIENCY AND TITLE TO THE PURCHASED ASSETS

1.
Software and laboratory equipment that is readily available from third party suppliers that is used to support Seller’s general ongoing operations and which is not used or designed to be used exclusively in connection with the Purchased Assets.

Schedule 3.09(a) (1)
TRANSFERRED PATENTS

U.S. PATENTS TO BE ASSIGNED
	Patent No.	AppIn. No.	Filed	Granted	Nominal Expiration Date (Without Term Extension, If Any Applicable	Title
NMD-118	6,323,241	09/480,738	10-Jan-2000	27-Nov-2001	10-Jan-2020	Prostaglandin Compositions And Methods Of Treatment For Male Erectile Dysfunction
NMD-123	6,693,135	09/947,617	6-Sep-2001	17-Feb-2004	10-Jan-2020	Prostaglandin Compositions And Methods Of Treatment For Male Erectile Dysfunction (Continuation-In-Part of 09/480,738)
NMD-121	7,105,571	10/236,485	6-Sep-2002	12-Sep-2006	10-Jan-2020	Prostaglandin Compositions And Methods Of Treatment For Male Erectile Dysfunction (Continuation-In-Part of 09/480,738)

Schedule 3.09(a)(1)
TRANSFERRED TRADEMARK

1.	U.S. Registration No. 3,454,263 VITAROS for pharmaceutical preparations for the treatment of sexual dysfunction. Registration Date 6/24/08

Schedule 3.10
FINDER’S FEES

1.	Global Harvest Pharma, 200 Chesterfield Parkway, Suite 100, Great Valley Corporate Center, Malvern, PA 19355 (such fee to be paid by Seller).